Exhibits 5.1, 8.1 and 23.1

June 30, 2005

Greenwich Capital Acceptance, Inc.

600 Steamboat Road

Greenwich, Connecticut  06830

Re:

Greenwich Capital Acceptance, Inc.,

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Greenwich Capital Acceptance, Inc., a Delaware corporation (the “Company”), in connection with the offering of approximately $241,550,100 aggregate principal amount of the Company’s Harbor View Mortgage Loan Trust 2005-6, Mortgage Pass-Through Certificates, Series 2005-6 (the “Certificates”) pursuant to a prospectus dated February 22, 2005, as supplemented by a prospectus supplement dated June 28, 2005 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).  A registration statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-121661) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on January 10, 2005.  As set forth in the Prospectus, the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of  June 1, 2005 (the “Pooling Agreement”), by and among the Company, as depositor, Greenwich Capital Financial Products, Inc., as seller (the “Seller”), Wells Fargo Bank, N.A. as master servicer (the “Master Servicer”) and as securities administrator (the “Securities Administrator”), Deutsche Bank National Trust Company, as trustee (the “Trustee”) and as custodian (the “Custodian”).

We have examined a form of the Pooling Agreement, forms of the Certificates, the Prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents.  As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i)

When the Pooling Agreement has been duly and validly authorized by all necessary action on the part of the Company and has been duly executed and delivered by the Company, the Seller, the Trustee, the Master Servicer, the Securities Administrator, the Custodian and any other party thereto, the Pooling Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations.

(ii)

When the issuance and sale of the Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the Pooling Agreement and delivered against payment therefor pursuant to the Underwriting Agreement dated as of June 28, 2005 between the Company and Greenwich Capital Markets, Inc., the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Pooling Agreement.

(iii)

Under existing law, assuming compliance with all provisions of the Pooling Agreement, for federal income tax purposes, each segregated pool of assets for which the Pooling Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each of the Certificates, other than the Residual Certificates, will evidence ownership of “regular interests” in a REMIC within the meaning of the Code; the Class A-R-II Certificate will represent beneficial interest ownership of the residual interest in one or more lower-tier REMICs which will hold mortgage loans; and the Class A-R Certificate will represent beneficial ownership of the residual interest in each remaining REMIC.

(iv)

The statements contained under the caption “Material Federal Income Tax Consequences,” in the Base Prospectus and the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Base Prospectus and Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP